EXHIBIT 99.1

NEWS RELEASE

For additional information please contact:

Teruca Rullán, Global Communications
Popular, Inc.
787-765-9800 or 917- 679-3596/mobile
trullan@bppr.com

Frances I. Ryan, Banco Popular North America
847-994-5972 or 847-924-4766/ mobile
fryan@bppr.com

SAN JUAN, Puerto Rico (Friday, September 3, 2004) - On August 31, 2004, Popular, Inc. completed the acquisition of Quaker City Bancorp. Quaker City is a savings and loan holding company for Quaker City Bank, based in Whittier, California. Quaker City Bank operates 27 retail full service branches in Southern California, including 16 inside Wal-Mart stores. At June 30, 2004, Quaker City reported total assets of $1.9 billion and total deposits of $1.1 billion. In this transaction Popular, Inc. acquired all of the common stock of Quaker City at the price of $55 cash per share.

Popular, Inc. is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. With $40 billion in assets, Popular, Inc. ranks among the 30 largest bank holding companies in the U.S.

Banco Popular North America, the main banking subsidiary of Popular, Inc. in the U.S. mainland and the country’s largest Hispanic-owned financial institution, operates over 100 full service branches in six states including California, Texas, Illinois, New York, New Jersey and Florida. The 27 retail Quaker City locations will begin operating under the Banco Popular name in 2005 bringing the total number of Banco Popular branches in the U.S. to 127.

As the leading financial institution in Puerto Rico, Popular, Inc. offers full retail and commercial banking services through its main subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.